Exhibit 99.1

                           PAIN THERAPEUTICS ANNOUNCES
                      SECOND QUARTER 2006 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, CALIF. - AUGUST 9, 2006 - Pain Therapeutics, Inc. (Nasdaq:
PTIE), a biopharmaceutical company, today reported financial results for the three and six months ended June 30, 2006. Net income for the quarter ended June 30, 2006 was $1.4 million, or $0.03 per share, compared to a net loss of $10.2 million, or $0.23 per share, in the second quarter of 2005. The net income for the six months ended June 30, 2006 was $2.2 million, or $0.05 per share, compared to a net loss of $18.8 million, or $0.43 per share, for the same period in 2005.

Cash, cash equivalents and marketable securities were $205.3 million at June 30, 2006. Pain Therapeutics continues to expect its cash requirements for 2006 to be $15 million, plus or minus 10%.

"We believe we're in strong financial shape and we continue to make solid progress across our business," said Remi Barbier, Pain Therapeutics' president and chief executive officer. "We are pleased with the continued advancement of our existing pipeline and we continue to uncover attractive and affordable potential in-licensing opportunities from top academic labs in the areas of pain management and hematology/oncology."

Pain Therapeutics recently received a $5 million milestone payment from King Pharmaceuticals, Inc., its worldwide strategic partner for Remoxy(TM), PTI-202 and two other abuse-resistant opioids painkillers. This was the first milestone payment under the strategic alliance between the two companies. A total of up to $150 million may be paid by King Pharmaceuticals to Pain Therapeutics, contingent upon the achievement of regulatory and clinical milestones over the course of the strategic alliance.

2006 FINANCIAL HIGHLIGHTS
-------------------------

     o We have a strategic alliance with King Pharmaceuticals, Inc. ("King") to develop Remoxy, PTI-202 and two other abuse-resistant opioid painkillers. Collaboration revenue of $7.2 million reflects actual and expected reimbursement from King of our collaboration expenses incurred during the second quarter of 2006.
     o King gave us an upfront cash payment of $150 million in December 2005. For accounting purposes, we plan to recognize a portion of this cash payment as "program fee revenue" each quarter through mid-2011. We recognized program fee revenue of $6.6 million this quarter.
     o On January 1, 2006 we adopted Statement No. 123(R), Share-Based Payment, or FAS 123R, as required by the Financial Accounting Standards Board. In adopting FAS 123R, we began to recognize employee non-cash stock-based compensation related expenses in our financial statements.
     o Research and development expenses for the second quarter of 2006 increased to $10.2 million from $9.5 million for the second quarter of 2005. Research and development expenses for the six months ended June 30, 2006 increased to $23.0 million from $17.6 million for the same period in 2005. The increase in research and development expenses for the second quarter was primarily due to the timing of the Phase III clinical trials for Remoxy and increases in development activities with Remoxy and other abuse-resistant product candidates as well as increases in non-cash stock related compensation costs associated with the adoption of FAS 123R.
     o General and administrative expenses increased to $2.0 million from $1.1 million in the three months ended June 30, 2006 and 2005, respectively, and to $4.0 million from $2.2 million in the six months ended June 30, 2006 and 2005, respectively. The increases were primarily due to increases in non-cash stock related compensation costs associated with the adoption of FAS 123R.
     o We have an income tax expense of $2.6 million for the three months ended June 30, 2006 that consists of the second quarter portion of currently estimated alternative minimum tax for 2006. Our income tax expense for alternative minimum taxes will fluctuate between quarters during 2006.

ABOUT PAIN THERAPEUTICS, INC.
-----------------------------
Pain Therapeutics is a biopharmaceutical company that develops novel drugs. We have three investigational drug candidates in clinical programs. Remoxy and PTI-202 are proprietary, abuse-resistant forms of currently prescribed opioid drugs. Oxytrex(TM) is a novel, next-generation painkiller that potentially offers less physical dependence than currently marketed opioid painkillers. These three drugs target different segments of the multi-billion dollar market to treat severe chronic pain, such as persistent low-back pain or pain due to advanced stages of osteoarthritis. The FDA has not yet evaluated the merits, safety or efficacy of our drug candidates. For more information, please consult our website: www.paintrials.com.

OUR STRATEGIC ALLIANCE WITH KING PHARMACEUTICALS, INC.
------------------------------------------------------
We have a strategic alliance with King Pharmaceuticals for Remoxy, PTI-202 and two other abuse-resistant opioid painkillers. In December 2005, King paid us $150 million in cash as an up-front payment. King is also obligated to pay us up to $150 million in cash based upon the successful achievement of additional clinical or regulatory milestones for Remoxy, PTI-202 and two other abuse-resistant opioid painkillers. King funds development expenses pursuant to the strategic alliance and is obligated to pay us a 20% royalty on net sales of drugs, except as to the first $1 billion in cumulative net sales, for which the royalty is set at 15%. In exchange, King received worldwide commercial rights to Remoxy, PTI-202 and two other abuse-resistant drugs developed under the strategic alliance.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates, the Company's expected cash requirements and fluctuations in income tax expenses in 2006, and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development and testing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

                             PAIN THERAPEUTICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                    Three Months Ended              Six Months Ended
                                                                         June 30,                       June 30,
                                                               ----------------------------    ----------------------------
                                                                   2006            2005            2006            2005
                                                               ------------    ------------    ------------    ------------
Revenue:
  Program fee revenue                                          $      6,550    $          -    $     13,100    $          -
  Collaboration revenue                                               7,196               -          15,972               -
                                                               ------------    ------------    ------------    ------------
    Total revenue                                                    13,746               -          29,072               -
Operating expenses (1):
  Research and development                                           10,188           9,518          23,042          17,640
  General and administrative                                          2,049           1,139           4,019           2,177
                                                               ------------    ------------    ------------    ------------
     Total operating expenses                                        12,237          10,657          27,061          19,817
                                                               ------------    ------------    ------------    ------------
Operating income (loss)                                               1,509         (10,657)          2,011         (19,817)
Other income
Interest income                                                       2,468             475           4,556           1,046
                                                               ------------    ------------    ------------    ------------
Income (loss) before income tax                                       3,977         (10,182)          6,567         (18,771)
Income tax expense                                                    2,610               -           4,323               -
                                                               ------------    ------------    ------------    ------------
Net income (loss)                                              $      1,367    $    (10,182)   $      2,244    $    (18,771)
                                                               ------------    ------------    ------------    ------------
Earnings per share
  Basic                                                        $       0.03    $      (0.23)   $       0.05    $      (0.43)
                                                               ============    ============    ============    ============
  Diluted                                                      $       0.03    $      (0.23)   $       0.05    $      (0.43)
                                                               ============    ============    ============    ============
Weighted-average shares used to compute earnings per share
  Basic                                                              44,138          43,744          44,067          43,704
                                                               ============    ============    ============    ============
  Diluted                                                            45,258          43,744          45,381          43,704
                                                               ============    ============    ============    ============


(1) Included in research and development and general and administrative expenses are non-cash stock-based compensation expenses of $793 thousand and $642 thousand, respectively, totaling $1,435 thousand for the three months ended June 30, 2006 and $1,750 thousand in research and development and $1,370 thousand in general and administrative, totaling $3,120 thousand for the six months ended June 30, 2006. The non-cash stock-based compensation expense included in our financial statements for the three and six months ended June 30, 2005 was immaterial.

                             PAIN THERAPEUTICS, INC.
                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                                                 June 30,      December 31,
                                                                   2006           2005(2)
                                                               ------------    ------------
                                                                (Unaudited)
ASSETS
Current assets:
  Cash, cash equivalents and marketable securities             $    205,341    $    212,652
  Collaboration revenue receivable                                    6,305             889
  Prepaid expenses                                                       47             623
                                                               ------------    ------------
    Total current assets                                            211,693         214,164
Property and equipment, net                                           1,475           1,556
Other assets                                                             75              75
                                                               ------------    ------------
   Total assets                                                $    213,243    $    215,795
                                                               ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                             $        596    $        998
  Accrued development expense                                         5,641           4,461
  Deferred program fee revenue - current portion                     26,200          26,200
  Accrued compensation and benefits                                     325             501
  Accrued income tax                                                  4,357               -
  Other accrued liabilities                                              84             187
                                                               ------------    ------------
    Total current liabilities                                        37,203          32,347
Non-current liabilities:
   Deferred program fee revenue - non-current portion               106,988         120,088
                                                               ------------    ------------
      Total liabilities                                             144,191         152,435
                                                               ------------    ------------
Stockholders' equity:
  Common stock                                                           44              44
  Additional paid-in-capital                                        210,588         206,489
  Accumulated other comprehensive loss                               (1,130)           (479)
  Accumulated deficit                                              (140,450)       (142,694)
                                                               ------------    ------------
    Total stockholders' equity                                       69,052          63,360
                                                               ------------    ------------
    Total liabilities and stockholders' equity                 $    213,243    $    215,795
                                                               ============    ============

(2) Derived from audited financial statements.